Exhibit 99.1

Contacts:	Investors/Analysts
Julie Prozeller
FD
212-850-5721
alliancedata@fd.com

Media
Shelley Whiddon
Alliance Data
972-348-4310
Shelley.Whiddon@AllianceData.com

Laura Novak
FD
212-850-5682
laura.novak@fd.com

Alliance Data Reports Fourth-Quarter and Full-Year Results

*Company Returns to Revenue Growth for First Time in More Than a Year

*Epsilon Posts Best Quarter in its History

*2010 Guidance Reaffirmed

Dallas, TX, February 2, 2010 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the fourth quarter and full-year 2009.

Total fourth quarter 2009 revenue of $546 million, adjusted EBITDA of $176 million, income from continuing operations of $60 million, and income from continuing operations per diluted share of $1.07 represented increases of 8%, 11%, 22% and 45%, respectively, compared to fourth quarter 2008. Cash earnings per diluted share increased 40% to $1.67 from the prior year period. See “Financial Measures” below for a discussion of adjusted EBITDA, cash earnings per diluted share and other non-GAAP financial measures.

Alliance Data Systems Corporation

February 2, 2010

Fourth-Quarter 2009 Summary

($ in millions, except per share data)

	Quarter Ended December 31,
	2009		2008		Change

Reported Revenues	$546		$508		8%
Normalized Revenues	$539	(a)	$500	(c)	8%

Reported Adjusted EBITDA	$176		$159		11%
Normalized Adjusted EBITDA	$148	(b)	$149	(d)	—

Reported Cash Earnings per Diluted Share	$1.67		$1.19		40%
Normalized Cash Earnings per Diluted Share	$1.21	(b)	$1.09	(d)	11%

(a)	Excludes $7 million benefit from change in bankruptcy treatment.
(b)	Excludes the $7 million benefit in (a) and a $21 million acquisition gain.
(c)	Excludes $8 million of servicing revenue related to divested operations.
(d)	Excludes a $10 million foreign exchange gain on U.S. investments held by the Company’s Canadian business.

Revenues of $546 million for the fourth quarter represented an 8% growth rate compared to fourth quarter 2008, marking the first quarter of positive topline growth in more than a year. Fourth quarter revenues included a $7 million benefit due to a change in treatment for bankrupt private label accounts, which was made to conform to credit card industry standards and FFIEC guidelines. After adjusting 2008 for servicing revenue associated with divested operations, normalized revenues also increased 8%.

Adjusted EBITDA of $176 million for the fourth quarter represented an 11% growth rate compared to the fourth quarter of 2008, marking the first quarter of growth in 2009. The quarter’s adjusted EBITDA included the $7 million gain noted above and a $21 million gain associated with the acquisition of a private label program and related portfolio, which was accounted for as a bargain purchase under Accounting Standards Codification (“ASC”) 805. Adjusted EBITDA for the fourth quarter of 2008 included a $10 million gain associated with a foreign exchange translation benefit on U.S. investments held by the Company’s Canadian business. Excluding these 2008 and 2009 gains, fourth quarter adjusted EBITDA would have been flat compared to fourth quarter 2008, a notable change from the significant declines experienced during the first three quarters of 2009.

Cash earnings per diluted share of $1.67 for the fourth quarter represented a 40% increase compared to the $1.19 earned for the fourth quarter in 2008. Excluding the gains listed above, cash earnings per diluted share would have been $1.21 and $1.09 for fourth quarter 2009 and 2008, respectively, representing an 11% growth rate.

Ed Heffernan, president and chief executive officer, commented, “Even taking into account the ‘noise’ in the numbers, it was still an impressive quarter, with topline revenue returning to growth after more than a year of negative comps, adjusted EBITDA holding flat after being down on average about $30 million each quarter in 2009, and cash earnings per share increasing at a double digit rate.

Alliance Data Systems Corporation

February 2, 2010

“It’s been a tough year as we fought through approximately $160 million (or $1.75 per diluted share) of economic headwinds, primarily from higher credit losses and unfavorable foreign exchange translations. Despite this, full-year revenues were relatively flat and cash earnings per diluted share grew solidly. Perhaps more encouraging, however, are the trends. Our financials have started to return to a more customary growth mode, and our key metrics continue to accelerate. Specifically, Epsilon® announced record signings during the year, the LoyaltyOne™ AIR MILES® Reward Program has successfully recharged, as evidenced by miles issued moving from a 4% decline in the first quarter to an increase of 9% in the fourth quarter, and Private Label Services and Credit generated 19% growth in both credit sales and portfolio growth during the fourth quarter versus negative growth and no growth for these two metrics, respectively, during all of 2008. On the cost side, Private Label’s credit loss and funding rates have remained stable since the second quarter of 2009.”

SEGMENT REVIEW

LoyaltyOne: The fourth quarter was LoyaltyOne’s first in 2009 to post revenue growth, which was attributable to strong redemption activity and a stronger Canadian dollar. Revenues of $210 million represented a 7% growth rate compared to the fourth quarter of 2008. Adjusted EBITDA of $54 million was also solid, comparing favorably to the prior year period. Fourth quarter 2008 included a $10 million currency translation gain on U.S. held investments. Excluding this gain, the fourth quarter of 2009 would have shown a 5% increase. Operating EBITDA of $75 million came in $21 million ahead of reported adjusted EBITDA, reflecting strong free cash flow generated from increased issuance.

Some of the quarter’s most encouraging news was related to miles issued, LoyaltyOne’s key growth and cash flow metric and primary driver of both current period cash flow and longer-term accounting profits. Issuance moved from a 4% year-over-year decline in the first quarter to a 2% year-over-year decline in the second quarter, a 3% year-over-year increase in the third quarter and a higher than anticipated 9% year-over-year increase in the fourth quarter. This rate of increase approximates the program’s long-term growth rate for issuance during historical economic growth periods, suggesting a return to a stronger Canadian macro-economic environment.

LoyaltyOne also announced the addition of rewards supplier Best Western, with approximately 4,000 hotels worldwide, as a new sponsor and the launch of DOTZ, a Brazilian loyalty coalition program.

Epsilon: With double digit increases in both revenues and adjusted EBITDA compared to the prior year, Epsilon produced the strongest quarter in its history. Revenues of $142 million and adjusted EBITDA of $41 million for the fourth quarter represented growth rates of 10% and 11%, respectively. Results were driven by two trends. First, approximately two-thirds of Epsilon consists of those areas that create, build and drive the large database/loyalty programs for Epsilon’s largest clients. This business grew throughout 2009 and continued to perform well in the fourth quarter. Second, Epsilon’s data business (consisting primarily of its Abacus catalog co-op), which had been posting significant declines during the year, performed well in the fourth quarter, showing stability for the first time in 2009. These successes combined to produce the strongest quarter in Epsilon’s history.

Alliance Data Systems Corporation

February 2, 2010

Major signings and renewals continued at a record pace during the quarter, highlighted by the signing of Epsilon’s agreement with Visa® to develop, host and operate Visa’s next generation loyalty program for its issuers. A significant expansion of Epsilon’s relationship with Capital One® was also announced, in which Epsilon will provide additional marketing support for Capital One’s No Hassle RewardsSM customer loyalty program. Lastly, KeyBank, a top-10 Epsilon client, renewed its long-standing relationship.

Private Label Services and Credit: After almost two years of continual declines, fourth quarter revenues and adjusted EBITDA were up 11% and 36%, respectively, compared to the prior year period. Current year results benefited from the infrequently occurring items noted above. Specifically, 2009’s fourth quarter revenues were boosted by a $7 million gain due to a change in treatment for bankrupt private label accounts, which was made to conform to credit card industry standards and FFIEC guidelines. Excluding this item, revenues would have been $187 million, a 7% increase compared to the prior year period. Adjusted EBITDA also benefited from this $7 million item and a $21 million gain associated with the acquisition of a private label program and related portfolio, which was accounted for as a bargain purchase under ASC 805. Excluding these two items, adjusted EBITDA for the fourth quarter would have been $70 million, or approximately flat compared to the prior year for the combined segments.

During the first three quarters of 2009, adjusted EBITDA for Private Label declined by a total of $81 million compared to the same period in 2008, with revenues experiencing a similar $75 million decline. By contrast, in the fourth quarter of 2009, this trend reversed. Even when the benefits listed above are excluded, revenues grew modestly, and adjusted EBITDA moved to a relatively flat position.

Private Label’s key metrics provided additional encouraging results, with credit sales continuing to accelerate from a negative 3% for full-year 2008 to essentially flat in the first quarter of 2009, and increases of 4%, 13% and 19% in the second, third and fourth quarters, respectively. The core client base plus new clients contributed evenly to the growth. Portfolio growth was equally positive, moving from flat in 2008 to single digit growth in the first-half of 2009, and accelerating throughout the year to finish the fourth quarter at a 19% year-over-year growth rate.

The other two metrics for the Private Label Credit are funding and credit loss rates. Funding rates remained flat compared to the third quarter of 2009 and slightly better than the comparable prior year period. Despite rising unemployment, credit loss rates (excluding the benefit noted above) remained relatively stable for the third consecutive quarter at the mid-9% level. The fourth quarter delinquency rate of 5.9% was flat to the prior year period, representing, for the first time in 2009, the anniversary of this key metric.

Alliance Data Systems Corporation

February 2, 2010

OTHER MATTERS

The Company posted a $19 million after-tax charge in the fourth quarter related to the cancellation of its program for web and catalog retailer VENUE. This cancellation has been treated as a discontinued operation under ASC 205-20. VENUE offered high ticket, luxury goods sold exclusively through the web and catalogs, with financing (provided by the Company starting in late 2008) that allowed for an interest-free period and installment payments thereafter. The Company believes that negative account selection combined with the recessionary environment were the primary causes for the venture to become insolvent. VENUE was the Company’s only client in this niche retail segment, and the Company has no plans to participate in any future ventures in that segment.

The Company’s effective tax rate for the fourth quarter of 2009 was 34%, resulting from the inclusion of the previously described non-taxable $21 million acquisition gain and the exclusion of VENUE as a discontinued operation for 2009. Adjusting for these items, the Company’s effective tax rate would have been 38%, which was the rate used to normalize our cash earnings per diluted share for the fourth quarter.

CAPITAL STRUCTURE

The Company repurchased less than $30 million of its common stock during the fourth quarter of 2009. Approximately $1.5 billion of the repurchase program’s aggregate $1.8 billion authorization has been used to buy back approximately 30 million shares of the Company’s outstanding common stock, or 35% of the Company’s fully-diluted shares, since its inception in early 2008. The program expired December 31, 2009, and a new program was recently established. See “Subsequent Events.”

FULL-YEAR 2009 RESULTS

Total 2009 revenue of $1,964 million, adjusted EBITDA of $590 million, income from continuing operations of $177 million, and income from continuing operations per diluted share of $3.06 represented decreases of 3%, 10%, 24% and 3%, respectively, compared to 2008. Cash earnings per diluted share increased 17% to $5.16 from the prior year period.

Full-Year Summary

($ in millions, except per share data)

	Year Ended December 31,
	2009		2008		Change

Reported Revenues	$1,964		$2,025		(3)%
Normalized Revenues	$1,929	(a)	$2,008	(d)	(4)%

Reported Adjusted EBITDA	$590		$655		(10)%
Normalized Adjusted EBITDA	$573	(b)	$645	(e)	(11)%

Reported Cash Earnings per Diluted Share	$5.16		$4.42		17%
Normalized Cash Earnings per Diluted Share	$4.64	(c)	$4.34	(e)	7%

(a)	Excludes $7 million benefit from change in bankruptcy treatment and $29 million of servicing revenue related to divested operations.

Alliance Data Systems Corporation

February 2, 2010

(b)	Excludes the $7 million benefit in (a), a $21 million acquisition gain and an $11 million foreign exchange loss on U.S. investments held by our Canadian business.
(c)	Excludes the items in (b) and a $12 million tax credit taken in the third quarter of 2009.
(d)	Excludes $17 million of servicing revenue related to divested operations.
(e)	Excludes a $10 million foreign exchange gain on U.S. investments held by the Company’s Canadian business.

After adjusting both periods for these infrequently occurring items, the impact to 2009 was a net benefit of $0.44 per diluted share compared to 2008. Normalized cash earnings per diluted share still increased 7% from 2008. Countering the net benefit in 2009, the Company fought through recession related headwinds of approximately $160 million, or $1.75 per share, consisting of credit losses, foreign exchange translation losses on operations and interest only strip growover.

FULL-YEAR 2010 OUTLOOK

($ in millions, except per share data)

	Year Ended December 31,
	2010	2009		Change
	Guidance	Reported
Revenues	$2,150	$1,964		9%
Normalized Revenues	$2,150	$1,929	(1)	11%

Adjusted EBITDA	$650	$590		10%
Normalized Adjusted EBITDA	$650	$573	(1)	13%

Cash Earnings per Diluted Share	$6.00	$5.16		16%
Normalized Cash Earnings per Diluted Share	$6.00	$4.64	(1)	29%

(1)	See Full-Year 2009 Summary.

The Company reiterates its previously stated guidance for 2010 of $2.15 billion in revenues, $650 million in adjusted EBITDA and $6.00 in cash earnings per diluted share. This represents anticipated year-over-year growth rates of 9%, 10% and 16% for revenues, adjusted EBITDA and cash earnings per diluted share, respectively. The 2010 guidance includes two items, card legislation expense and international coalition development expense, which total $35 million, or ($0.38) per diluted share.

SUBSEQUENT EVENT:

The Company’s board of directors previously determined in its good faith judgment that it was advisable and in the best interests of the Company and its stockholders to establish, and subsequently extend, a stock repurchase program under which the Company was authorized to repurchase an aggregate of up to $1.8 billion of its common stock. The repurchase program expired by its terms on December 31, 2009 with $275.1 million remaining unused.

The Company’s board has approved a new stock repurchase program to acquire up to $275.1 million of the Company’s common stock through December 31, 2010 in order to carry out the intent of the recently expired repurchase program. The $275.1 million authorization will be financed through a combination of the Company’s credit facility and free cash flow.

Alliance Data Systems Corporation

February 2, 2010

Under the new repurchase program the Company is authorized to repurchase shares in open market purchases as well as privately negotiated transactions from time to time through December 31, 2010. Stock purchased as part of the new program initially will be held as treasury stock. The repurchase program’s terms have been structured to comply with the SEC’s Rule 10b-18 and the program is subject to market conditions, applicable legal requirements and other factors. The repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended or terminated at any time. The timing and extent of any accretion associated with the repurchase program and the impact on earnings and guidance will be updated on the Company’s quarterly earnings conference calls.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share. Constant currency eliminates the effect of foreign currency fluctuations. These non-GAAP financial measures exclude the loss associated with the sale of the Mail Services business unit, costs associated with the terminated merger with affiliates of The Blackstone Group and other costs. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on February 2, 2010 at 5:00 p.m. (Eastern) to discuss the Company’s fourth quarter and full year results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “34559518”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on February 9, 2010.

Alliance Data Systems Corporation

February 2, 2010

About Alliance Data

Alliance Data (NYSE: ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data. Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corporation

February 2, 2010

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Change	2009	2008	Change
Revenue	$545.9	$507.6	8%	$1,964.3	$2,025.3	(3)%

Income from continuing operations	$60.0	$49.0	22%	$176.7	$232.6	(24)%

Income from continuing operations per share – diluted	$1.07	$0.74	45%	$3.06	$3.16	(3)%

Adjusted EBITDA	$175.6	$158.8	11%	$590.1	$655.2	(10)%

Operating EBITDA	$196.8	$182.0	8%	$639.7	$711.4	(10)%

Cash Earnings	$93.6	$78.2	20%	$297.9	$325.6	(9)%

Cash Earnings per share – diluted	$1.67	$1.19	40%	$5.16	$4.42	17%

	As of December 31, 2009	As of December 31, 2008
Cash and cash equivalents	$213.4	$156.9
Seller’s interest and credit card receivables	913.4	612.9
Redemption settlement assets	574.0	531.6
Intangible assets, net	316.6	297.8
Goodwill	1,166.3	1,133.8
Total assets	$5,225.7	$4,342.0

Deferred revenue	$1,146.1	$995.6
Certificates of deposit	1,465.0	688.9
Debt(1)	1,782.4	1,491.3
Total liabilities	4,952.9	3,794.7
Stockholders’ equity	$272.8	$547.3

(1)

Excludes certificates of deposit. Included in debt is a discount of $299.1 million and $235.9 million as of December 31, 2009 and December 31, 2008, respectively, associated with the Company’s adoption of an accounting standard associated with its convertible debt.

Alliance Data Systems Corporation

February 2, 2010

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Change	2009	2008	Change
Segment Revenue:
Loyalty Services	$210.1	$196.1	7%	$715.1	$755.5	(5)%
Epsilon Marketing Services	141.8	129.2	10%	514.3	491.0	5%
Private Label Services	115.9	97.6	19%	396.6	382.7	4%
Private Label Credit	190.5	171.4	11%	693.2	750.4	(8)%
Corporate/Other	(0.3)	7.6	Nm	28.6	17.3	Nm
Intersegment	(112.1)	(94.3)	19%	(383.5)	(371.6)	3%

	$545.9	$507.6	8%	$1,964.3	$2,025.3	(3)%

Segment Adjusted EBITDA:
Loyalty Services	$54.3	$61.5	(12)%	$200.7	$204.9	(2)%
Epsilon Marketing Services	40.5	36.4	11%	128.3	126.6	1%
Private Label Services	37.8	28.6	32%	120.8	115.9	4%
Private Label Credit	60.9	43.9	39%	194.4	254.2	(24)%
Corporate/Other	(17.9)	(11.6)	54%	(54.1)	(46.4)	17%

	$175.6	$158.8	11%	$590.1	$655.2	(10)%

Key Performance Indicators:
Private label statements generated	36.1	31.9	13%	130.2	125.2	4%
Average managed receivables	$4,846.2	$4,085.1	19%	$4,359.6	$3,915.7	11%
Private label credit sales	$2,566.6	$2,151.6	19%	$7,968.1	$7,242.4	10%
AIR MILES Reward Miles issued	1,267.5	1,162.6	9%	4,545.8	4,463.2	2%
AIR MILES Reward Miles redeemed	1,004.9	897.1	12%	3,326.3	3,121.8	7%

Nm-Not Meaningful

Alliance Data Systems Corporation

February 2, 2010

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Total revenue	$545.9	$507.6	$1,964.3	2,025.3
Total operating expenses	413.9	399.5	1,556.6	1,564.8

Operating income	132.0	108.1	407.7	460.5
Interest expense, net	40.8	26.1	144.8	80.3

Income from continuing operations before income taxes	91.2	82.0	262.9	380.2
Income tax expense	31.2	33.0	86.2	147.6

Income from continuing operations	60.0	49.0	176.7	232.6
Loss from discontinued operations, net of taxes	(19.3)	(3.7)	(33.0)	(26.2)

Net income	$40.7	$45.3	$143.7	206.4

Per share data:

Basic – Income from continuing operations	$1.15	$0.77	$3.17	3.25
Basic – Loss from discontinued operations	(0.37)	(0.06)	(0.59)	(0.37)

Basic – Net income	$0.78	$0.71	$2.58	2.88

Diluted – Income from continuing operations	$1.07	$0.74	$3.06	3.16
Diluted – Loss from discontinued operations	(0.34)	(0.06)	(0.57)	(0.36)

Diluted – Net income	$0.73	$0.68	$2.49	2.80

Weighted average shares outstanding – basic	52.2	63.5	55.8	71.5
Weighted average shares outstanding – diluted	56.1	65.9	57.7	73.6

Alliance Data Systems Corporation

February 2, 2010

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF NON-GAAP INFORMATION

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
EBITDA, Adjusted EBITDA and Operating EBITDA:
Income from continuing operations	$60.0	$49.0	$176.7	$232.6
Income tax expense	31.2	33.0	86.2	147.6
Interest expense, net	40.8	26.1	144.8	80.3
Depreciation and other amortization	16.5	15.8	62.2	68.5
Amortization of purchased intangibles	17.3	16.6	63.1	67.3

EBITDA	165.8	140.5	533.0	596.3
Stock compensation expense	10.3	17.5	53.6	48.7
Loss on sale of assets	—	—	—	1.1
Merger and other costs	(0.5)	0.8	3.5	9.1

Adjusted EBITDA	175.6	158.8	590.1	655.2
Change in deferred revenue(1)	16.0	(146.1)	150.5	167.3
Change in redemption settlement assets(1)	18.3	112.6	(42.4)	(214.5)
Foreign currency impact	(13.1)	56.7	(58.5)	103.4

Operating EBITDA	$196.8	182.0	$639.7	$711.4

Cash Earnings:
Income from continuing operations (GAAP measure)	$60.0	$49.0	$176.7	$232.6
Add back non-cash non-operating items and merger and other costs:
Stock compensation expense	10.3	17.5	53.6	48.7
Amortization of purchased intangibles	17.3	16.6	63.1	67.3
Non-cash interest expense(2)	18.0	11.9	61.8	21.1
Loss on the sale of assets	—	—	—	1.1
Merger and other costs	(0.5)	0.8	3.5	9.1
Income tax effect (3)	(11.5)	(17.6)	(60.8)	(54.3)

Cash earnings	$93.6	78.2	$297.9	$325.6

Weighted average shares outstanding – diluted	56.1	65.9	57.7	73.6
Cash earnings per share – diluted	$1.67	$1.19	$5.16	4.42

(1)	Increases to deferred revenue and redemption settlement assets in 2008 from a transaction completed with the Bank of Montreal in the second quarter of 2008.
(2)	Represents amortization of imputed interest expense associated with our convertible debt and related amortization of debt issuance costs.
(3)	Represents income taxes adjusted for the related tax benefit or expense for the non-GAAP measure adjustments.

Alliance Data Systems Corporation

February 2, 2010

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF SEGMENT ADJUSTED EBITDA

(In millions)

(Unaudited)

	Three Months Ended December 31, 2009
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Merger and Other Non-Routine Costs	Adjusted EBITDA (1)
Loyalty Services	$46.3	$5.9	$2.1	$—	$54.3
Epsilon Marketing Services	20.5	18.1	1.9	—	40.5
Private Label Services	33.5	2.9	1.4	—	37.8
Private Label Credit	55.6	5.0	0.3	—	60.9
Corporate/Other	(23.9)	1.9	4.6	(0.5)	(17.9)

	$132.0	$33.8	$10.3	$(0.5)	$175.6

	Three Months Ended December 31, 2008
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Merger and Other Non-Routine Costs	Adjusted EBITDA (1)
Loyalty Services	$51.2	$6.1	$4.2	$—	$61.5
Epsilon Marketing Services	13.9	18.7	3.8	—	36.4
Private Label Services	24.2	2.1	2.3	—	28.6
Private Label Credit	40.4	3.0	0.5	—	43.9
Corporate/Other	(21.6)	2.5	6.7	0.8	(11.6)

	$108.1	$32.4	$17.5	$0.8	$158.8

	Year Ended December 31, 2009
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Merger and Other Non-Routine Costs	Adjusted EBITDA (1)
Loyalty Services	$166.7	$21.8	$12.2	—	200.7
Epsilon Marketing Services	49.6	69.9	8.8	—	128.3
Private Label Services	104.4	9.8	6.6	—	120.8
Private Label Credit	177.4	15.4	1.6	—	194.4
Corporate/Other	(90.4)	8.4	24.4	3.5	(54.1)

	$407.7	$125.3	$53.6	3.5	590.1

	Year Ended December 31, 2008
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Merger and Other Non-Routine Costs	Adjusted EBITDA (1)
Loyalty Services	$162.5	$29.8	$12.6	$—	$204.9
Epsilon Marketing Services	39.6	75.5	8.9	2.6	126.6
Private Label Services	99.0	8.8	6.6	1.5	115.9
Private Label Credit	241.0	11.5	1.7	—	254.2
Corporate/Other	(81.6)	10.2	18.9	6.1	(46.4)

	$460.5	$135.8	$48.7	$10.2	$655.2

(1)	Represents segment Adjusted EBITDA and is equal to operating income plus depreciation, amortization, stock compensation expense and merger and other costs.